EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Alpha Technologies Group, Inc. on Form S-8 of our report dated January 7, 2003 (February 6, 2003 as to note 7) (which contains an explanatory paragraph regarding changes in accounting principle in 2003), appearing in the Annual Report on Form 10-K of Alpha Technologies Group, Inc. for the year ended October 27, 2002.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
February 12, 2003